Exhibit (a)(9)

[Reminder headlines in Novell Today

To be sent May 22, May 29 and June 5, 2003

TO: All Employees

FROM: Shareholder Services

REMINDER—This is a reminder that the Stock Option Exchange Program ends at 5 p.m. PDT on June 12, 2003. If you wish to participate in the program, please complete, sign and submit your Election Form.

The Election Form and all related offer documents are available at:

https://innerweb.novell.com/organizations/finance/shareholder_services/

If you have questions, please e-mail shareserv@novell.com

To be sent June 9, 2003

TO: All Employees

FROM: Shareholder Services

SUBJECT—STOCK OPTION EXCHANGE PROGRAM

MESSAGE—We are entering the final week of the Stock Option Exchange Program. You have four (4) days left to participate in the program and submit your Election Form, change a prior election to participate by sending in a new Election Form or withdraw from the program by sending in a Notice to Withdraw from the Offer. The offer will expire at 5:00 p.m., PDT, on June 12, 2003. Please review the stock option exchange program documents available at:

https://innerweb.novell.com/organizations/finance/shareholder_services/

If you have questions, please e-mail shareserv@novell.com

To be sent June 12, 2003

TO: All Employees

FROM: Shareholder Services

Today is the last day to elect to exchange your old option grants under or withdraw from the Stock Option Exchange Program. The offer will expire today at 5:00 p.m., PDT. If you wish to exchange your old option grants, change a prior decision regarding participation in the offer or withdraw from the offer and have not already done so, please review the offer documents available at: https://innerweb.novell.com/organizations/finance/shareholder_services/ .

If you have questions, please e-mail shareserv@novell.com